Exhibit 10.2

December 20, 2024

Via Email

Rachit Lohani

Re: Employment Letter Agreement

Dear Rachit:

The purpose of this employment letter agreement (this “Agreement”) is to set forth the terms and conditions of your employment with E2open Parent Holdings, Inc., a Delaware corporation (the “Company”).

1.
Term of Employment. The term of your employment with the Company under the terms and conditions set forth in this Agreement will commence on December 20, 2024 (the “Effective Date”) and shall continue until terminated in accordance with Section 11 hereof (the “Term”).
2.
Title and Duties. During the Term, you will serve as the Chief Product and Technology Officer of the Company and will report directly to the Chief Executive Officer of the Company (the “CEO”), and will have such duties and responsibilities typically associated with such position, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the CEO and/or the Board of Directors of the Company (the “Board”). You also agree to serve as an officer and/or director of any other member of the Company Group (as defined below) during the Term, in each case, without any additional compensation. During the Term, your principal place of employment shall be in San Francisco, California, although you understand and agree that you will be required to travel from time to time for business reasons.
3.
Conduct During Employment. In connection with your employment with the Company as contemplated herein, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company or any of its direct or indirect subsidiary companies

(collectively, the “Company Group”) from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during the Term, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and/or (iii) managing your personal investments and affairs; provided, however, that the activities set forth in clauses (i), (ii), and (iii) shall be limited by you so as not to interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

4.
Base Salary. During the Term, your annual base salary will be $425,000. Your base salary will be payable in ratable installments over the applicable period of the Term to which the salary relates in accordance with the Company’s regular payroll practices.
5.
Annual Bonus. During the Term, you will be eligible to receive an annual bonus under the Company’s Executive Annual Incentive Plan (the “EIP”) with a target annual bonus opportunity equal to one-hundred percent (100%) of your base salary (the “Target Bonus”), based upon the achievement of performance goals established annually by the Compensation Committee of the Board (the “Committee”) (any such earned bonus, the “Annual Bonus”). The level of achievement of such performance goals will be determined by the Committee in its sole discretion. Any Annual Bonus payable to you hereunder will be paid to you at the same time as annual bonuses are generally paid to other similarly-situated executives of the Company in accordance with the EIP, subject to your continued employment through the applicable payment date or as otherwise provided in the EIP. Notwithstanding the foregoing, for the avoidance of doubt, your annual bonus under the EIP in respect of the Company’s 2025 fiscal year shall be prorated based on the number of days you were employed by the Company from the Effective Date through the end of such fiscal year.

6.
Sign-On Award. You will be eligible to receive a one-time cash sign-on award of $150,000 (the “Cash Sign-On Award”), payable to you within thirty (30) days following the Effective Date in accordance with the Company’s regular payroll practices, subject to your continued employment with the Company through such payment date; provided, that, in the event (a) you voluntarily terminate your employment with the Company without Good Reason (as defined in the Severance Plan (as defined below)) or (b) your employment with the Company is terminated by the Company for Cause (as defined in the Severance Plan), in each case, within the one (1)-year period following the payment date of the Cash Sign-On Award (the “Clawback Period”), you will be required to reimburse the Company the full amount of the Cash Sign-On Award within fifteen (15) days of such date of termination; provided further, that, if during the Clawback Period, your employment or other service is terminated by the Company without Cause or by you for Good Reason, or a Change in Control occurs (as defined in the E2open Parent Holdings, Inc.

2021 Omnibus Incentive Plan, as it may be amended from time to time (the “Incentive Plan”)), in each case, you will not be required to repay the Cash Sign-On Award.

7.
Equity Awards.
(a)
Subject to approval by the Board or the Committee and your continued employment through the applicable grant date, in each case, you will receive the following initial equity grants under the Incentive Plan: (i) a grant of time-based restricted stock units in respect of the Company’s common stock (“RSUs”) with an aggregate value equal to approximately $3,000,000, calculated based on the Fair Market Value of the Company’s Stock (each as defined in the Incentive Plan) on the day immediately prior to the applicable grant date, which RSUs will vest in substantially equal annual installments over the four (4)-year period following the applicable vesting commencement date, subject to your continued employment through each applicable vesting date; (ii) a grant of RSUs with an aggregate value equal to approximately $2,500,000, calculated based on the Fair Market Value of the Company’s Stock on the day immediately prior to the applicable grant date, one-third of which RSUs will vest on the first anniversary of the applicable vesting commencement date, and the remaining RSUs will vest quarterly thereafter (such that such RSUs are fully vested on the three (3)-year anniversary of the applicable vesting commencement date), subject to your continued employment through each applicable vesting date; and (iii) a grant of performance-based restricted stock units in respect of the Company’s common stock (“PSUs”) with a target aggregate value equal to approximately $1,000,000, calculated based on the Fair Market Value of the Company’s Stock on the day immediately prior to the applicable grant date, which PSUs will be subject to (x) the same time-vesting schedule as the RSUs set forth above in prong (ii), and (y) specified performance-vesting criteria to be set forth in the applicable award agreement, in each case, to be granted to you on or as soon

(b)
as practicable following the Effective Date (collectively, the “Initial Equity Grants”). The Initial Equity Grants will be subject to the terms and conditions of the Incentive Plan and the applicable award agreements.
(c)
Commencing with the Company’s 2027 fiscal year, and for each complete fiscal year thereafter during the Term, subject to approval by the Board or the Committee, you shall be eligible to receive annual equity grants under the Incentive Plan with an aggregate annual target opportunity of at least $2,000,000. The terms and conditions of any such equity grants (e.g., the amounts, performance measures, vesting schedules, allocation between different forms of equity, etc.) shall be determined by the Board or the Committee in its sole discretion and shall be set forth in the applicable award agreements evidencing such grants. For the avoidance of doubt, you will not be eligible to receive an annual equity grant in respect of the Company’s 2026 fiscal year.
8.
Benefits. During the Term, you will be eligible to participate in health, insurance, retirement, paid time off and other benefits (excluding severance) provided to other similarly situated executives of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. The Company otherwise expressly reserves the right to change the benefit plans, programs and policies it offers to its employees at any time.
9.
D&O Insurance; Indemnification. During the Term and for a period of no less than six (6) years thereafter, the Company shall procure and maintain a reasonable directors & officers insurance policy that will cover you against potential claims, liability or litigation for matters that occur during the Term, on the same basis that such coverage is provided to covered executive officers and directors of the Company. In addition, you shall be indemnified by the Company to the same extent indemnification is provided to other executive officers and directors of the Company.
10.
Reimbursement of Expenses. The Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties and responsibilities hereunder during the Term, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
11.
At-Will Employment. The nature of your employment with the Company is at-will, meaning that either the Company or you may terminate this Agreement and your employment at any time, with or without cause, and for any reason or for no reason. Upon any termination of your employment with the Company for any reason or no reason, except as otherwise provided for in Section 12 of this Agreement, no further payments by the Company to you will be due other than: (i) any accrued but unpaid base salary through the applicable date of your termination; (ii) any other accrued benefits to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein; (iii) any then unpaid amounts for the reimbursement of business expenses submitted in accordance with the Company’s policies and procedures; and (iv) in the event of a termination on account of your death or Disability (as defined in the Incentive Plan) only, a pro-rata Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, prorated to reflect the number of days you were employed during such fiscal year (which amount shall be paid at such time annual bonuses are paid to other similarly situated senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred); provided, that notwithstanding anything herein to the contrary, if your employment with the Company Group is terminated for Cause, you shall immediately forfeit all rights to any then unpaid Annual Bonus amounts. Further, upon any termination of your employment with the Company for any reason or no reason, except as may otherwise be requested by an authorized officer of the Company in writing, you will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that you hold with each member of the Company Group and agree to take any actions as may be reasonably required to effectuate the foregoing. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

12.
Severance. You and the Company hereby acknowledge and agree that, during the Term, you shall be eligible to participate in the E2open Parent Holdings, Inc. Executive Severance Plan, as it may be amended from time to time (the “Severance Plan”) in accordance with the terms and conditions as in effect from time to time. In consideration for your opportunity to participate in the Severance Plan, you hereby acknowledge and agree that, during the Term, you shall not be eligible to participate in any of the Company Group’s other severance plans, programs, policies or practices.
13.
Proprietary Information Agreement. You will be required, as a condition of your employment with the Company, to execute the Company’s Employee Proprietary Information, NonSolicitation and Arbitration Agreement (the “Proprietary Information Agreement”), which shall be provided to you under separate cover. The parties hereto acknowledge and agree that this Agreement and the Proprietary Information Agreement shall be considered separate contracts, and the Proprietary Information Agreement will survive the termination of this Agreement for any reason.
14.
Representations. By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.
15.
Taxes.
(a)
The Company may withhold from any payments made to you all applicable taxes, including, but not limited, to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will any member of the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

(b)
Notwithstanding any provision in this Agreement to the contrary:
(i)
The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”
(ii)
Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.
(iii)
Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.
(iv)
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
16.
Clawback. Notwithstanding anything to the contrary set forth herein or in any other agreement between you and the Company, you hereby acknowledge and agree that this Agreement shall in all events be subject to (a) any right that the Company may have under any Company clawback policy or any other agreement or arrangement with you, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.

17.
Entire Agreement. This Agreement (together with the Severance Plan, the Incentive Plan and the Initial Equity Grant award agreements) contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company.
18.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
19.
Successors and Assigns. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity (other than to E2open or to any of the Company’s direct or indirect subsidiary companies) without your prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company shall provide that this Agreement be assigned to, and assumed by, the acquirer of such assets, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.
20.
Survival. The provisions of this Agreement shall survive any termination of your employment to the extent necessary to give effect thereto.
21.
Background Check. The effectiveness of this Agreement is contingent upon your satisfactory completion of a standard background check, to be conducted by a provider selected by the Company in its sole discretion.

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If you agree with the terms and conditions of your employment with the Company as set forth herein, please sign the enclosed copy of this Agreement in the space indicated and return it to the Company. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

Sincerely,

E2OPEN PARENT HOLDINGS, INC.

By:	/s/ Andrew M. Appel
Name:	Andrew M. Appel
Title:	Chief Executive Officer
Date:	December20, 2024

ACKNOWLEDGED AND AGREED:

Signature:	/s/ Rachit Lohani
Name:	Rachit Lohani
Date:	December20, 2024

[Signature Page to Employment Letter Agreement]